Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

October 24, 2013

Cass Information Systems, Inc. Reports 3rd Quarter 2013 Earnings

Boosts Cash Dividend by More Than 11%

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and environmental invoice payment and information services reported third quarter 2013 earnings of $.53 per diluted share equaling the earnings it reported in the third quarter of 2012. Net income for the period was $6.1 million, the same as reported in 2012.

	3rd Quarter		% Change	YTD		% Change
	2013	2012		2013	2012
Transportation Dollar	$6.1 billion	$5.6 billion	9.2%	$17.4 billion	$16.6 billion	4.5%
Facility Expense Dollar	$3.2 billion	$3.0 billion	8.8%	$8.6 billion	$8.3 billion	3.7%
Revenues	$29.1 million	$27.9 million	4.1%	$86.7 million	$84.8 million	2.3%
Net Income	$6.1 million	$6.1 million	.8%	$18.2 million	$18.0 million	1.6%
Diluted Earnings per Share	$.53	$.53	—	$1.57	$1.56	.6%

*	Includes Energy, Telecom and Environmental

2013 3rd Quarter Recap

Transaction volume, which generates fee income, increased in the transportation, telecom and environmental sectors despite a tepid economy. In the energy sector, even as new sales remain strong, recent competitor consolidation is affecting customer retention resulting in flat transaction volumes.

The detrimental effects of a historically low interest rate environment that continues to erode the company’s net interest margin and undermine earnings growth were evident in the period as Cass net investment income declined $1.3 million, or 12%.

Operating expenses were up for the quarter due to increases in processing volumes plus additional new business which resulted in higher payroll expenses. Occupancy expenses increased due to the expansion of the company’s processing facilities and new headquarters for Cass Commercial Bank and corporate offices.

“As previously noted, while interest rates have been historically low for five years, the impact on Cass is becoming more pronounced as longer-term, higher-yielding assets re-price, mature or are sold,” said Eric Brunngraber, Cass president and chief executive officer. “In the current economic context, our ability to produce earnings equal to a year ago reflects the hard work and dedication of our staff. We will continue to position ourselves to fully benefit from improvements in the economy and interest rate environment.”

Nine-Month 2013 Recap

For the nine-month period ended September 30, 2013, the company earned $1.57 per diluted share, a 1% increase over the $1.56 per diluted share earned in the comparable period of 2012. Net income was $18.2 million, 2% higher than the $18.0 million earned in 2012. Revenues rose 2%, from $84.8 million in 2012 to $86.7 million in 2013.

Operating expenses were up 4%, or $2.3 million, for the reasons previously cited.

Increases Cash Dividend by 11%

On October 22, 2013, the company’s board of directors declared a fourth quarter cash dividend of $.20 per share payable December 16, 2013 to shareholders of record December 5, 2013. The new quarterly dividend is two cents or more than 11% higher than the previous pay-out of 18 cents per share.

“This action of the board reflects the company’s strong capital base and solid performance,” said Brunngraber. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, energy, telecom and environmental invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses $33 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2012.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2013 and 2012:

	Quarter Ended September 30, 2013	Quarter Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Transportation Invoice Volume	8,389	7,302	23,668	21,470
Transportation Dollar Volume	$6,113,332	$5,599,551	$17,398,391	$16,647,242
Facility Expense Transaction Volume	4,978	4,533	14,396	13,666
Facility Expense Dollar Volume	$3,213,889	$2,954,816	$8,616,645	$8,311,803
Payment and Processing Fees	$18,398	$16,600	$52,422	$49,712
Net Investment Income	9,360	10,610	28,958	31,331
Gain on Sales of Securities	866	267	4,003	2,401
Other	431	434	1,302	1,308

Total Revenues	$29,055	$27,911	$86,685	$84,752

Salaries and Benefits	$16,460	$15,919	$48,998	$46,978
Occupancy	765	497	2,109	1,588
Equipment	970	879	2,801	2,626
Other	3,189	2,634	8,882	9,318

Total Operating Expenses	$21,384	$19,929	$62,790	$60,510

Income from Operations before Income Taxes	$7,671	$7,982	$23,895	$24,242
Income Tax Expense	1,533	1,890	5,652	6,280

Net Income	$6,138	$6,092	$18,243	$17,962

Basic Earnings per Share	$.54	$.53	$1.60	$1.58

Diluted Earnings per Share	$.53	$.53	$1.57	$1.56

Average Earning Assets	$1,210,560	$1,229,687	$1,184,662	$1,199,950
Net Interest Margin	3.45%	3.86%	3.72%	4.02%
Allowance for Loan Losses to Loans	1.84%	1.81%	1.84%	1.81%
Non-performing Loans to Total Loans	.30%	.72%	.30%	.72%
Net Loan (Recoveries) Charge-offs to Loans	(.05%)	.04%	.19%	.21%
Provision for Loan Losses	$—	$—	$500	$800